Exhibit 23.5

CONSENT OF MINE DEVELOPMENT ASSOCIATES

The undersigned hereby states as follows:

We assisted with the preparation of the “Feasibility Study Update, NI 43-101 Technical Report, Vista Gold Corp., Paredones Amarillos Gold Project, Baja California Sur, Mexico” dated September 1, 2009,  (the Paredones Amarillos Gold Project has since been renamed the “Los Cardones Gold Project) for Vista Gold Corp. (the “Company”), the “10.65 MTPY Preliminary Feasibility Study, NI 43-101 Technical Report, Mt. Todd Gold Project, Northern Territory, Australia” dated January 28, 2011,  and the “NI 43-101 Technical Report, Resource Update, Mt. Todd Gold Project, Northern Territory, Australia” effective date September 4, 2012, issue date October 4, 2012 (together all such reports, the “Technical Reports”), portions of each of which are summarized (the “Summary Material”) in this Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (the “Form 10-K”) which in turn is incorporated by reference in this Registration Statement on Form S-8 (this “Registration Statement”), to be filed with the United States Securities and Exchange Commission.

We hereby consent to the incorporation by reference in this Registration Statement of the Summary Material concerning the Technical Reports, including the reference to Paredones Amarillos Gold Project (since renamed the Concordia Gold Project) and the Mt. Todd Gold Project, included with such information, and the reference to our name as set forth in the Form 10-K.

MINE DEVELOPMENT ASSOCIATES
By:	/s/ Steven Ristorcelli
Name	: Steven Ristorcelli
Title:	Principal Geologist

Date: October 1, 2013